Exhibit 5

[Letterhead of Seward & Kissel LLP]

July 20, 2005

Genco Shipping & Trading Limited
35 West 56th Street
New York, New York 10019

Re: Genco Shipping & Trading Limited

Ladies and Gentlemen:

We have acted as counsel to Genco Shipping & Trading Limited (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (File No. 333-124718) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 6, 2005, as thereafter amended or supplemented, with respect to the public offering (the “Offering”)(i) by the Company of up to 10,500,000 shares of common stock of the Company, par value $.01 per share (the “Company Offered Shares”) and (ii) by Fleet Acquisition LLC, as selling shareholder, of up to 2,725,000 shares of common stock of the Company, par value $.01 per share (the “Selling Shareholder Offered Shares”), including up to 1,725,000 shares through the exercise by the underwriters named in the Registration Statement of their over-allotment option.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1. The Company Offered Shares and the Selling Shareholder Offered Shares have been duly authorized.

2. The Selling Shareholder Shares are validly issued, fully paid and non-assessable.

3. When the Company Offered Shares have been issued, sold and paid for as contemplated in the Prospectus, the Company Offered Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York and the Federal law of the United States of America and the laws of the Republic of the Marshall Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Tax Considerations Marshall Islands Tax Considerations”, “Tax Considerations—United States Federal Income Tax Considerations” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP
SEWARD & KISSEL LLP